Exhibit 99.1

CONSENT OF PETRIE PARTNERS SECURITIES, LLC

December 4, 2020

Mid-Con Energy GP, LLC

2431 E. 61st Street, Suite 850

Tulsa, Oklahoma 74136

Attention: Conflicts Committee of the Board of Directors

Re:	Amendment No. 1 to Registration Statement on Form S-4 of Contango Oil & Gas Company, a Texas corporation (“Contango”), filed on December 4, 2020 (the “Registration Statement”).

Members of the Conflicts Committee of the Board of Directors:

Reference is made to our opinion letter, dated October 25, 2020 (“Opinion Letter”), with respect to the fairness from a financial point of view of the Merger Consideration (as defined in the Opinion Letter) to be received by holders of Mid-Con common units (other than affiliates of Goff Capital, Inc.) pursuant to the Merger Agreement, dated as of October 25, 2020, by and among Mid-Con Energy Partners, LP (“Mid-Con”), Mid-Con Energy GP, LLC, a Delaware limited liability company and general partner of Mid-Con (the “General Partner”), Contango and Michael Merger Sub LLC, a Delaware limited liability company and a wholly owned Subsidiary of Contango.

The Opinion Letter is provided for the information and assistance of the Conflicts Committee of the Board of Directors of the General Partner in connection with its consideration of the transaction contemplated therein. We understand that Mid-Con has determined to include our opinion in the Registration Statement. In that regard, we hereby consent to the reference to our Opinion Letter under the headings “SUMMARY—Opinion of the Mid-Con Conflicts Committee’s Financial Advisor”, “RISK FACTORS—Risks Relating to the Merger”, “THE MERGER—Background of the Merger”, “THE MERGER—Recommendation of the Mid-Con Board and Reasons for the Merger”, “THE MERGER—Certain Contango and Mid-Con Unaudited Prospective Financial and Operating Information”, “THE MERGER—Opinion of the Mid-Con Conflict Committee’s Financial Advisor” and “THE MERGER AGREEMENT—Representations and Warranties”, and to the inclusion of the foregoing Opinion Letter in the joint consent statement/information statement/prospectus included in the Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Registration Statement and that our Opinion Letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to, in whole or in part, in any registration statement (including any subsequent amendments to the Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

PETRIE PARTNERS SECURITIES, LLC

By:	/s/ Richard C. Moss
Name: Richard C. Moss
Title: Managing Director